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                                                                   Exhibit 10.15



                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT ("Agreement"), made as of July 5, 1999, by and between CONSOLIDATED CONTAINER COMPANY LLC, a Delaware limited liability company (the "Company"), and HENRY CARTER ("Executive").

                                    RECITALS

      Executive is willing to accept employment and perform services for the Company, on the terms and conditions hereinafter set forth.

      It is therefore hereby agreed by and between the parties as follows:

      1. Employment.

      1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term (as hereinafter defined) as one of its Executive Vice Presidents. In his capacity as a Executive Vice President, Executive shall report to the Company's Chief Executive Officer (the "Chief Executive Officer").

      1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as one of the Company's Executive Vice Presidents, commencing on the date hereof, and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Executive shall perform such duties and exercise such powers, commensurate with his position, as an Executive Vice President of the Company, as the Chief Executive Officer shall from time to time delegate to him on such terms and conditions and subject to such restrictions as such Chief Executive Officer may reasonably from time to time impose.
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      1.3 Nothing in this Agreement shall preclude Executive, so long as in the reasonable determination of the Company's Management Committee (the "Committee") such activities do not materially interfere with his duties and responsibilities hereunder, from engaging in charitable and community affairs or from serving as a member of the boards of directors of up to two companies which are not involved in the purchase, sale, lease, management of or other dealing in any property or the rendering of any service purchased, sold, leased, managed, dealt in or rendered by the Company or any affiliate.

      2. Term of Employment. Executive's term of employment under this Agreement (the "Term") shall commence on the date hereof and, subject to the terms hereof, shall terminate on the earlier of (i) the second anniversary of the date hereof (the "Termination Date") or (ii) the termination of Executive's employment pursuant to Section 6 of this Agreement; PROVIDED, HOWEVER, that any termination of employment by Executive (other than for death or Permanent Disability) may only be made upon 60 days prior written notice to the Company.

      3. Compensation.

      3.1 Salary. The Company shall pay Executive a salary at the rate of $230,000 per annum (the "Salary") for the period commencing on the beginning of Executive's term of employment hereunder and ending on the expiration of the Term. The Salary shall be payable in accordance with the ordinary payroll practices of the Company. The Salary shall be reviewed by the Committee annually beginning in January 2000 and any increase in the Salary shall be in the discretion of the Committee and, as so increased, shall constitute "Salary" hereunder. Salary may not be reduced below $230,000 per annum.

      3.2 Annual Bonus. In addition to his Salary, Executive shall be eligible to participate in the Company's annual bonus plan (the "Bonus Plan", and any award or payment

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under the Bonus Plan, the "Bonus") during the Term and shall have a target bonus
(the "Target Bonus") equal to 40% of the Salary and a maximum bonus (the
"Maximum Bonus") of 80% of Salary, in each case based upon performance criteria determined by the Committee in its sole discretion.

      4. Employee Benefits; Expenses.

      4.1 Employee Benefit Programs, Plans and Practices. The Company shall provide Executive during the Term with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his positions in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes generally available to its senior executives.

      4.2 Vacation. Executive shall be entitled each year to vacation for a period of four (4) weeks to be taken at mutually convenient times, during which time Salary shall be paid in full.

      4.3 EXPENSES. Executive is authorized to incur reasonable costs and expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.

      5. Excise Taxes. (a) Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it is determined that any payment or distribution (a "payment") by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but

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determined without regard to any additional payments required under this Section
5) including, without limitation, vesting of options, would be subject to the excise tax imposed by Section 4999 of the Code, or if any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount sufficient to pay all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment.

      (b) CALCULATION OF GROSS-UP PAYMENT. Subject to the provisions of paragraph (c) of this Section 5, all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by a certified public accounting firm selected by the Company and reasonably acceptable to the Executive (the "Accounting Firm"), which shall be retained to provide detailed supporting calculations both to the Company and the Executive. All fees and expenses of the Accounting Firm shall be paid solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which should have been made will not have been made by the Company ("Underpayment"), consistent with the calculations required to be made hereunder. If the

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Company exhausts its remedies pursuant to paragraph (c) of this Section 5 and the Executive thereafter is required to pay an Excise Tax in an amount that exceeds the Gross-Up Payment received by the Executive the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

      (c) CONTESTED TAXES. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid or appealed. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            (1) give the Company any information reasonably requested by the Company relating to such claim,

            (2) take such action in connection with contesting such claims as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (3) cooperate with the Company in good faith in order to effectively contest such claim, and

            (4) permit the Company to participate in any proceedings relating to such claim;

      provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest

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and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to the amount of the Gross-Up Payment, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      (d) REFUNDS. If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section 5, the Executive becomes entitled to receive any refund with

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respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

      6. Termination of Employment.

      6.1 Termination Not for Cause or for Good Reason. (a) The Company may terminate Executive's employment at any time for any reason. If Executive's employment is terminated by the Company, other than for Cause (as defined in Section 6.4(b) hereof) or as a result of Executive's death or Permanent Disability (as defined in Section 6.2 hereof), or if Executive terminates his employment for Good Reason (as defined in 6.1(c) hereof), in each case prior to the expiration of the Term, Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in
Section 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs. In addition, if Executive's employment is terminated as provided in the prior sentence during the Term, Executive shall be entitled to receive an amount (the "Termination Amount") equal to the sum of the Salary and Target Bonus otherwise payable over a twelve month period. The Termination Amount, if any, shall be payable in equal monthly installments over the twenty-four month period following the termination of the Executive's employment. In addition, Executive shall be entitled to receive a cash lump sum payment in respect of accrued but unused vacation days (not to exceed 4 weeks of Salary) (the "Vacation Payment") and to compensation earned but not yet paid (the "Compensation Payment") and to continued coverage for twenty-four months following the termination of the Executive's employment under any employee medical, dental, life and long-term disability insurance plans in accordance with the respective terms thereof (unless such coverage is provided by Executive's subsequent employer).

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      (b) The Compensation Payment shall be paid by the Company to Executive within 30 days after the termination of Executive's employment.

      (c) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

            (i) (A) any reduction in the amount of the Executive's Salary, (B) any reduction in Executive's potential Target Bonus or Maximum Bonus, or
      (C) any significant reduction in the value of the Executive's benefits in effect from time (unless in the case of either B or C, such reduction is pursuant to a general change in the compensation or benefits applicable to all similarly situated employees of the Company or its affiliates);

            (ii) (A) other than in connection with a promotion, the removal of the Executive from the Executive's position as a Executive Vice President of the Company (or as a Executive Vice President of any successor to the operations of the Company) or (B) any other significant reduction in the nature or status of the Executive's duties or responsibilities; or

            (iii) the transfer of the Executive's principal place of employment to a metropolitan area other than that of the Executive's place of employment immediately following the date hereof.

      6.2 Permanent Disability. If the Executive suffers a "permanent and total disability" within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended ("Permanent Disability"), the Company or Executive may terminate Executive's employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

            (i) amounts payable pursuant to the terms of a disability policy or similar arrangement, if any;

            (ii) the Compensation Payment and the Vacation Payment;

            (iii) the Target Bonus in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until termination and the denominator of which is 365 (the "Prorated Bonus"); and

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            (iv) such payments under applicable plans or programs, including but not limited to those referred to in Section 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs.

      6.3 Death. In the event of Executive's death during the Term Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable:

            (i) amounts payable pursuant to the terms of a life insurance policy or similar arrangement, if any;

            (ii) the Compensation Payment and the Vacation Payment;

            (iii) the Prorated Bonus; and

            (iv) such payments under applicable plans or programs, including but not limited to those referred to in Section 4.1 hereof, to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

      6.4 Voluntary Termination by Executive; Discharge for Cause. (a) The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive's employment is terminated by the Company for Cause, as hereinafter defined, or by Executive other than for Good Reason or other than as a result of the Executive's Permanent Disability or death, during the Term, Executive shall only be entitled to receive the Compensation Payment and Executive shall not be entitled, among other things, to the payment of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs. After the termination of Executive's employment under this Section 6.4, the obligations of the Company under this Agreement to make any further payments (except for the Compensation Payment and the Vacation Payment), or provide any benefits specified herein, to Executive shall thereupon cease and terminate.

      (b) As used herein, the term "Cause" shall be limited to (i) willful malfeasance or willful misconduct by Executive in connection with his employment, (ii) continuing refusal by

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Executive to perform his duties hereunder or any lawful direction of the
Committee as required under Section 1.2, after notice of any such refusal to perform such duties or direction was given to Executive, (iii) any breach of the provisions of Section 12 of this Agreement by Executive or (iv) the commission by Executive of (a) any felony or (b) a misdemeanor involving moral turpitude. Termination of Executive pursuant to this Section 6.4 shall be made by delivery to Executive of a copy of a resolution duly adopted in good faith by the affirmative vote of not less than a majority of the Committee members at a meeting of the Committee called and held for the purpose (after 30 days prior written notice to Executive and reasonable opportunity for Executive to be heard before the Committee prior to such vote), finding that in the reasonable judgment of such Committee, Executive was guilty of conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

      7. Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder.

      8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

      To the Company:

               Consolidated Container Company LLC
               2515 McKinney Avenue
               Suite 855
               Dalla, TX  75201

      with copies to:

               James P. Kelley, Managing Director
               Vestar Capital Partners
               1225 Seventeenth Street, Suite 1660
               Denver, Colorado 80202

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      and

               Alvin H. Brown, Esq.
               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017

      To Executive:

               Henry Carter
               2604 Notre Dame
               Plano, Texas  75093

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

      9. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

      10. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock,

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assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

      11. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

      12. Nondisclosure of Confidential Information. (a) Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company, Suiza Foods Corporation ("Suiza"), Franklin Plastics, Inc. ("Franklin"), Reid Plastics Holdings, Inc. ("Reid"), Holdings or any of their respective affiliates, except
(i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 12(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company, Suiza, Franklin, Reid, Holdings and all of their respective affiliates (the "Restricted Group") or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

      (b) During the period of his employment hereunder and for two years thereafter, Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder,

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partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with the business of the Restricted Group and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Restricted Group at any time during the 12 months immediately preceding such solicitation.

      (c) For purposes of this Section 12, a business shall be deemed to be in competition with the Restricted Group if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Restricted Group as a material part of the business of the Restricted Group within the same geographic area in which they effect such purchases, sales or dealings or renders such services. Nothing in this Section 12 shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class.

      (d) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this
Section 12 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from

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any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

      (e) As additional consideration for Executive's commitments pursuant to this Section 12, the Company, shall if Executive's employment is terminated by the Company without Cause (other than as a result of Permanent Disability or death) or by the Executive for Good Reason, pay to the Executive an amount equal to the sum of the Salary and Target Bonus (otherwise payable over a twelve month period) in twenty-four equal monthly installments commencing during the month following the month in which Executive's employment was terminated.

      13. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

      14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 14 are in addition to the survivorship provisions of any other section of this Agreement.

      15. Governing Law and Venue. This Agreement shall be construed under and governed by the laws of the State of Delaware applicable to contracts made and to be performed therein and the parties hereto agree to submit themselves to the jurisdiction of the federal and

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state courts of the State of Delaware for the purpose of any suit, action or other proceeding arising out of this Agreement; PROVIDED, HOWEVER, that in the event of the Executive's breach of the provisions of Section 12 hereof, the Company may bring an action in any jurisdiction in which the Company believes the Executive has breached those provisions and the Executive agrees to submit to the courts of such jurisdiction.

      16. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive regarding Executive's employment. The Option Agreement, the Registration Rights Agreement and the LLC Agreement shall remain in effect.

      17. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

      18. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

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      IN WITNESS WHEREOF, the parities hereto have executed this Agreement as of the date first written above.

                                   CONSOLIDATED CONTAINER
                                   COMPANY LLC


                                   By: /s/ John R. Woodard
                                     ----------------------------
                                     Name:  John R. Woodard
                                     Title: Vice President

                                   EXECUTIVE:


                                   /s/ Henry Carter
                                   ------------------------------
                                   HENRY CARTER